Exhibit 99.1

News Release

For More Information Contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE ANNOUNCES $20 MILLION STOCK
REPURCHASE PROGRAM

Hillsboro, OR-March 3, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to $20 million of its outstanding common stock may be repurchased from time to time.

The duration of the repurchase program is twelve months. Under the program, Lattice may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of February 27, 2014, Lattice had approximately 117,059,628 shares of common stock outstanding.

Lattice Semiconductor just concluded a twelve month repurchase program in February 2014, having repurchased and retired approximately 800 thousand total shares at a cost of approximately $3.7 million.

Darin G. Billerbeck, Lattice Semiconductor’s President and Chief Executive Officer, said, “The announcement of this new stock repurchase program reflects our continued confidence in the Company's strategic direction and execution, and our commitment to building shareholder value. We believe we are well positioned with a differentiated product and solutions portfolio to further take advantage of major trends in emerging consumer markets, while continuing to benefit from our strong positions in existing markets.”

Forward Looking Statements Notice

The foregoing paragraphs contain forward-looking statements about Lattice's common stock repurchase program, including the maximum amounts that may be purchased under the program, our confidence in the Company's strategic direction and execution and our ability to further take advantage of major trends in emerging consumer markets while continuing to benefit from our strong positions in existing markets. The statements are based on management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict, including, but not limited to, changes in the market price of the Company's common stock and changes in the Company's financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Lattice undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the world's leading provider of ultra-low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow Lattice via Twitter, Facebook, or RSS.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

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